Mr. and Mrs. Ralph J. Anderson Jr.
                               2 Lexington Court
                          Colts Neck New Jersey, 07722


November 1, 2006


Dear Marvin,


It was a pleasure speaking to you last week. Pursuant to our discussion, I am providing you a more concise reason for my resignation as a board member from Manhattan Scientifics.

I became a Senior Partner of Grant Thornton as of August 1, 2006. In a meeting with our managing partner Jack Katz he indicated to me that Grant Thornton would prefer for me to resign from all of my boards due to my senior partnership position. I was very disappointed that I have been requested to resign, however I must do so.

It was suggested that I resign immediately from all boards, however, due to my involvement with my board membership we agreed to a mutual resignation date of December 31, 2006.


I will always be available for consultation or any other issues that you may require.

I greatly enjoyed being the board of Manhattan Scientifics. This is the sole reason for my resignation and with much regret I has to do so.

Sincerely,

/s/ Ralph Anderson, Jr.
-----------------------
Ralph Anderson, Jr.